WAIVER OF BENEFITS

This Waiver of Benefits (this “Waiver”) is entered into as of the 30th day of December, 2013, by and among First Reliance Bancshares, Inc., a South Carolina corporation (the “Company”), First Reliance Bank, a bank chartered under South Carolina law and a wholly owned subsidiary of the Corporation (the “Bank” and together with the Company, the “Employer”), and F. R. Saunders, Jr. (the “Executive”).

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated as of 11/24/2006, attached hereto as Exhibit A (the “Employment Agreement”);

WHEREAS, pursuant to Section 2.2(a) of the Employment Agreement, the Employer agreed to pay or cause to be paid the Executive’s initiation and membership assessments and dues in a country club of the Executive’s choice (the “Benefits”); and

WHEREAS, the Employer desires to cease providing initiation and membership assessments and dues in country clubs to its employees and any reinstatement is at the discretion of the Chief Executive Officer. The Executive voluntarily agrees to waive and relinquish the right to continue to receive the Benefits under Section 2.2(a) of the Employment Agreement.

NOW, THEREFORE, for and in consideration of the promises, and the mutual covenants and agreements contained in the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The Executive hereby voluntarily waives and relinquishes the right to continue to receive the Benefits set forth under Section 2.2(a) of the Employment Agreement and hereby waives and relinquishes the right to assert any and all claims relating to the Benefits.

2. Except as provided in Section 1, above, the Employment Agreement shall remain in full force and effect.

3. This Waiver may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart. This Waiver shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Waiver shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of South Carolina, notwithstanding its conflicts of laws, principles or any other rule, regulation or principle that would result in the application of another state’s laws.

IN WITNESS WHEREOF, each party has caused this Waiver to be executed as of the date first set forth above.

EXECUTIVE	FIRST RELIANCE BANCSHARES, INC.

/s/ F. R. Saunders, Jr	/s/ Jeffrey A. Paolucci
	By:	Jeffrey A. Paolucci
	Its:	CFO

FIRST RELIANCE BANK

/s/ Jeffrey A. Paolucci
	By:	Jeffrey A. Paolucci
	Its:	CFO

Exhibit A

Employment Agreement

(Omitted)